As filed with the Securities and Exchange Commission on October 19, 2015

Registration No. 333-205804

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ferrari N.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	3711	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Via Abetone Inferiore n. 4

I-41053 Maranello (MO)

Italy

Tel. No.: +39 0536 949111

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ferrari North America, Inc.

250 Sylvan Avenue

Englewood Cliffs, NJ 07632

Tel. No.: (201) 816-2600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Scott D. Miller Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel No.: (212) 558-4000	Giorgio Fossati Fiat Chrysler Automobiles N.V. 25 St. James’s Street London SW1A 1HG United Kingdom	Carlo Daneo Ferrari S.p.A. Via Abetone Inferiore n. 4 I-41053 Maranello (MO) Italy	William V. Fogg Johnny G. Skumpija Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 Tel No.: (212) 474-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Ferrari N.V. is filing this Amendment No. 5 to the Registration Statement on Form F-1 (File No. 333-205804) for the purpose of filing a revised Exhibit 4.1 and new Exhibit 10.2 to the Registration Statement. Amendment No. 5 does not modify any part of the Registration Statement other than Item 8 and related Exhibits 4.1 and 10.2.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Pursuant to Dutch law, Ferrari’s directors and officers may be liable to Ferrari for improper or negligent performance of their duties. They may also be liable to third parties for damages in the event of bankruptcy, default on tax or social security payments, improper performance of duties, or tort. In certain circumstances, directors or officers may also incur criminal liability.

The Ferrari Articles of Association provide that:

“The company shall indemnify any and all of its directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a Proceeding), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.”

The provisions of Dutch law governing the liability of directors and officers are mandatory in nature. Although Dutch law does not provide for any provisions with respect to the indemnification of directors and officers, the concept of indemnification of directors and officers of a company for liabilities arising from actions undertaken because of their position in the company is, in principle, accepted in the Netherlands.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed as part of this registration statement, unless otherwise indicated.

1.1	Form of Underwriting Agreement*
3.1	English translation of the Deed of Incorporation of Ferrari N.V.*
3.2	English translation of the Articles of Association of Ferrari N.V.*
4.1	2.00% Senior Note due 2016 of Ferrari N.V.
5.1	Opinion of Loyens & Loeff N.V. as to the legality of the common shares being registered*
8.1	Opinion of Loyens & Loeff N.V. as to Dutch taxation*
8.2	Opinion of Sullivan & Cromwell LLP as to U.S. taxation*
8.3	Opinion of Maisto e Associati as to Italian taxation*
10.1	English translation of the “Accordo Esecutivo di Fornitura” entered into by and between Ferrari S.p.A. and Maserati S.p.A. on December 10, 2014* **
10.2	English translation of the “Accordo Quadro” entered into by and between Ferrari S.p.A. and Maserati S.p.A. on December 4, 2006
11.1	Statement regarding computation of per share earnings (incorporated by reference to Note 12 of the Ferrari N.V. Consolidated Financial Statements included in the prospectus that forms a part of this Registration Statement)
21.1	Subsidiaries*

23.1	Consent of Reconta Ernst & Young S.p.A.*
23.2	Consents of Loyens & Loeff N.V. (included in Exhibits 5.1 and 8.1)
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2)
23.4	Consent of Maisto e Associati (included in Exhibit 8.3)
99.1	Ferrari N.V. Terms and Conditions of the Special Voting Shares*
99.2	Proposal relating to the demerger from Fiat Chrysler Automobiles N.V to FE Interim B.V.*
99.3	Proposal relating to the demerger from FE Interim B.V. to FE New N.V.*
99.4	Proposal relating to the merger between FE New N.V. and New Business Netherlands N.V.*
99.5	Consent of Amedeo Felisa to be named as Director*
99.6	Consent of Piero Ferrari to be named as Director*
99.7	Consent of Louis C. Camilleri to be named as Director*
99.8	Consent of Eddy Cue to be named as Director*
99.9	Consent of Giuseppina Capaldo to be named as Director*
99.10	Consent of Sergio Duca to be named as Director*
99.11	Consent of Elena Zambon to be named as Director*

*	Previously filed with the New Business Netherlands N.V. Registration Statement on July 23, 2015, September 22, 2015, October 9, 2015 or October 19, 2015.
**	Certain information in this exhibit has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Item 9. Undertakings

Each of the undersigned registrants hereby undertakes:

(1)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Maranello (MO), Italy, on this 19th day of October, 2015.

FERRARI N.V.

By:
/s/ Alessandro Gili
Name: Alessandro Gili
Title: Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 19, 2015.

Signature	Title

* Sergio Marchionne	Director and Chairman of the Board

* Amedeo Felisa	Principal Executive Officer

/s/ Alessandro Gili Alessandro Gili	Director, Principal Financial Officer and Principal Accounting Officer

* Richard K. Palmer	Director

* David Gubbini	Authorized Representative in the United States

*By:	/s/ Alessandro Gili
Alessandro Gili, Attorney in fact

Exhibits Index

1.1	Form of Underwriting Agreement*
3.1	English translation of the Deed of Incorporation of Ferrari N.V.*
3.2	English translation of the Articles of Association of Ferrari N.V.*
4.1	2.00% Senior Note due 2016 of Ferrari N.V.
5.1	Opinion of Loyens & Loeff N.V. as to the legality of the common shares being registered*
8.1	Opinion of Loyens & Loeff N.V. as to Dutch taxation*
8.2	Opinion of Sullivan & Cromwell LLP as to U.S. taxation*
8.3	Opinion of Maisto e Associati as to Italian taxation*
10.1	English translation of the “Accordo Esecutivo di Fornitura” entered into by and between Ferrari S.p.A. and Maserati S.p.A. on December 10, 2014* **
10.2	English translation of the “Accordo Quadro” entered into by and between Ferrari S.p.A. and Maserati S.p.A. on December 4, 2006
11.1	Statement regarding computation of per share earnings (incorporated by reference to Note 12 of the Ferrari N.V. Consolidated Financial Statements included in the prospectus that forms a part of this Registration Statement)
21.1	Subsidiaries*
23.1	Consent of Reconta Ernst & Young S.p.A.*
23.2	Consents of Loyens & Loeff N.V. (included in Exhibits 5.1 and 8.1)
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2)
23.4	Consent of Maisto e Associati (included in Exhibit 8.3)
99.1	Ferrari N.V. Terms and Conditions of the Special Voting Shares*
99.2	Proposal relating to the demerger from Fiat Chrysler Automobiles N.V. to FE Interim B.V.*
99.3	Proposal relating to the demerger from FE Interim B.V. to FE New N.V.*
99.4	Proposal relating to the merger between FE New N.V. and New Business Netherlands N.V.*
99.5	Consent of Amedeo Felisa to be named as Director*
99.6	Consent of Piero Ferrari to be named as Director*
99.7	Consent of Louis C. Camilleri to be named as Director*
99.8	Consent of Eddy Cue to be named as Director*
99.9	Consent of Giuseppina Capaldo to be named as Director*
99.10	Consent of Sergio Duca to be named as Director*
99.11	Consent of Elena Zambon to be named as Director*

*	Previously filed with the New Business Netherlands N.V. Registration Statement on July 23, 2015, September 22, 2015, October 9, 2015 or October 19, 2015.
**	Certain information in this exhibit has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.